Exhibit 99.1

Pulmatrix Announces Cross License Agreement and Transfer of Laboratory to MannKind Corporation

Cross license involves Pulmatrix iSPERSETM technology and MannKind’s Cricket® inhalation device.

Pulmatrix transferring leased building, all leasehold improvements, laboratory equipment and other related personal property in exchange for MannKind assumption of lease.

Master service agreement in place for MannKind to provide future iSPERSETM dry powder drug formulation development services to Pulmatrix.

Bedford, Mass., May 29, 2024 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious central nervous system and pulmonary diseases using its patented dry powder inhalation iSPERSE™ technology, today announced a series of transactions with MannKind Corporation (Nasdaq: MNKD).

Ted Raad, Chief Executive Officer of Pulmatrix, commented, “MannKind’s interest in iSPERSETM validates the enablement potential of our innovative particle engineering dry powder technology. In addition, the assumption of our lease and laboratory by MannKind helps extend our cash runway further into 2026. We are able to build upon this agreement to further support development of PUR3100 and its potential application with MannKind’s Cricket® device to develop the 1st orally inhaled DHE treatment for acute migraine.”

The Company entered into a cross license with MannKind pursuant to which MannKind will grant Pulmatrix a perpetual, royalty free, exclusive license to use MannKind’s Cricket inhalation device for the inhaled delivery of PUR3100, our proprietary formulation of dihydroergotamine (DHE) with iSPERSETM, and a perpetual, royalty free, non-exclusive license to use MannKind’s Cricket inhalation device for the inhaled delivery of any dry powder formulation formulated for the treatment or prevention of neurological disease. As part of the cross-license, the Company will grant MannKind a perpetual, royalty free, exclusive license to formulate iSPERSETM with clofazimine for inhalation by humans for the treatment or prevention of infection, for the treatment or prevention of nontuberculous mycobacteria lung disease in humans, and with insulin for inhalation by humans for the treatment or prevention of diabetes. We will also grant MannKind a perpetual, royalty free, non-exclusive license to formulate iSPERSETM for inhalation for the treatment or prevention of endocrine disease and for inhalation for the treatment or prevention of interstitial lung diseases (including IPF, PPF and other related lung diseases) in humans (“ILD”).

As part of the transaction, MannKind will assume the lease of our Bedford, Mass., R&D facility along with all leasehold improvements, laboratory equipment and other related personal property used in the laboratory. To maintain continuity of iSPERSETM platform knowledge, MannKind plans to hire some members of the Pulmatrix R&D staff.

The agreements are anticipated to close in July 2024.

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company focused on the development of novel inhaled therapeutic products intended to prevent and treat central nervous system (“CNS”), respiratory and other diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for CNS disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

About PUR3100

PUR3100 is an orally inhaled formulation of dihydroergotamine (DHE) engineered with iSPERSE™ for the treatment of acute migraine. The Phase 1 PUR3100 trial results were presented at the 65th Annual Meeting of the American Headache society in June 2023. Over 38 million patients suffer from migraine in the United States and there is currently no orally inhaled DHE treatment option for patients.

About iSPERSE™ Technology

Our innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSETM is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSETM can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA
917-679-9282
tim@lifesciadvisors.com